INFINITY AUGMENTED REALITY, INC.

45 Broadway, Sixth Floor

New York, New York 10006

May 30, 2013

Mr. Avrohom Oratz

Brooklyn, New York

Dear Mr. Oratz:

On behalf of the Board of Directors of Infinity Augmented Reality, Inc., we reluctantly accept your resignation as President, Chief Executive Officer, and Director, effective immediately.

Your leadership of the Company under difficult circumstances, and your pioneering efforts in focusing the Company in its current direction, are deeply appreciated by the Board and shareholders.

The Company values your services and wishes to retain them upon the following terms and conditions:

1. For the period from June 1, 2013 through August 31, 2013, you will serve as a consultant to the Company on a substantially full time basis. During such period, the Company will pay your salary as provided under your most recent Employment Agreement, and all other benefits which you were receiving on the date of your resignation.

2. For the period from September 1, 2013 to November 30, 2013, you will serve as a consultant to the Company for such reasonable hours and times as the Chief Executive Officer of the Company may determine. On September 1, 2013, the Company will pay you a lump sum payment (net of applicable payroll taxes) equivalent to the total payments made to you during the prior three month period for your salary as provided under your most recent Employment Agreement. During such period, the Company will also pay all other benefits which you were receiving on the date of your resignation.

3. You shall be entitled to paid health insurance with the Company upon terms and conditions similar to those of other executive employees for the period through May 31, 2014.

4. You shall be granted non- qualified options to purchase 100,000 shares of Common Stock under the Company’s 2013 Equity Incentive Plan, at an exercise price of $0.405 per share, which options shall vest on December 1, 2013 and expire on May 29, 2018.

5. Any restrictions contained in Section 5.1(a) of your most recent Employment Agreement shall terminate on December 1, 2013.

If the above correctly sets forth our understanding, would you please sign and return one copy of this letter.

Very truly yours,

INFINITY AUGMENTED REALITY, INC.

By:	/s/ ENON LANDENBERG
ENON LANDENBERG
President and Chief Executive Officer

AGREED & ACCEPTED:

/s/ AVROHOM ORATZ
AVROHOM ORATZ